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FRANK M. SISKOWSKI TO RETIRE FROM TMNG GLOBAL’S BOARD OF DIRECTORS

Overland Park, KS – January 26, 2010 – TMNG Global (NASDAQ: TMNG) announced today that Frank M. Siskowski will not seek re-election to the Company's board of directors when his current term expires at the 2010 annual meeting of stockholders, which is expected to be in May 2010. He has served as a director of the Company since April 2003 and is the chairman of the audit committee.

“On behalf of the Board of Directors and management team, I would like to thank Frank for his service and contributions to TMNG throughout the past seven years,” said Richard Nespola, TMNG Global Chairman and CEO. “His business acumen, accounting and corporate financial expertise were invaluable, especially as TMNG expanded through the successful completion of several strategic acquisitions during this period. We wish him all the best in his future endeavors.”

TMNG Global expects to fill the position and has begun evaluating candidates to serve on its board of directors.

About TMNG Global

TMNG Global (NASDAQ: TMNG) is a leading provider of professional services to the converging communications industry. Its companies, TMNG, CSMG, and Cartesian, and its base of over 500 consultants, have provided strategy, management, and technical consulting, as well as products and services, to more than 1200 communications service providers, entertainment, media, and technology companies and financial services firms worldwide.  The company is headquartered in Overland Park, Kansas, with offices in Boston, Chicago, London, New Jersey, New York, Shanghai and Washington, D. C.

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